Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), is entered into as of the 26th day of August, 2003, by and among Quepasa Corporation, a Nevada corporation, (the “Company”) and Jeffrey Peterson (“Peterson”).

WHEREAS, the Company desires to employ Peterson as provided herein;

and,

WHEREAS, Peterson desires to accept such employment,

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment. The Company hereby employs Peterson and Peterson hereby accepts employment with the Company as its President, Chief Executive Officer, Chief Financial Officer, Secretary, and Treasurer upon the terms and conditions hereinafter set forth.

2. Duties. Peterson will serve the Company and diligently perform the services and functions relating to such office and position or otherwise reasonably incident to such office and position. Peterson will, during the term of this Agreement (or any extension thereof), devote his time, attention and skills and best efforts to the promotion of the business of the Company.

3. Term. This Agreement and Peterson’s employment shall be effective as of the 1st day of September, 2003, (the “Effective Date”) and shall continue for a term of two years (“Initial Term”) unless terminated earlier in accordance with this Agreement. The term of this Agreement may be extended by agreement of the Company and Peterson.

4. Compensation. As compensation for the services rendered to the Company under this Agreement commencing on the effective date hereof, Peterson will be paid a base salary of One Hundred and Twenty Thousand Dollars ($120,000) per year payable in accordance with the then current payroll policies of the Company or as otherwise agreed to by the parties (the “Salary”). At any time and from time to time, the Salary may be increased if so determined by the board of directors of the Company after a review of Peterson’s performance of his duties hereunder.

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As additional compensation to Peterson, the Company agrees to extend certain additional benefits to Peterson, from time to time. Such additional compensation, if provided, shall be in addition to compensation provided by paragraph (8) of this agreement, and at the discretion of the Company.

5. Stock and options. The Company hereby agrees to issue 50,000 shares of its common stock to Peterson on an immediate basis. In addition, the Company agrees to issue options to purchase 900,000 shares of its common stock at a fixed price of $1.60 per share, exercisable for a period of seven years. No conditions, other than standard lockup provisions as required by the U.S. Securities and Exchange Commission, shall be placed on the shares or options.

6. Termination. This agreement will terminate, upon the occurrence of any of the following events:

a. The death of Peterson;

b. The “Total Disability” of Peterson;

c. In accordance with the terms as specified by paragraph (7) of this contract below.

7. Payment for early termination. This contract may be terminated at any time, at the discretion of the Company and its board of directors, by payment of $500,000 (Five Hundred Thousand Dollars) to Peterson. In the event of such early termination, Peterson will retain (1) a position on the Company’s board of directors, and (2) all shares of the Company’s common stock and options previously issued to him.

8. Benefits. Subject to approval by the board of directors, Peterson shall be entitled to receive benefits, such as health insurance, life insurance, automobile allowance, vacation time, etc, which may be offered to other Company executives, if such offerings shall be made available.

9. Non-competition and confidentiality. Peterson agrees that during the term of this Agreement, Peterson agrees to comply with the then current non-competition and confidentiality policies of the Company.

10. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach by any party.

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11. Notices. Any notices, consents, demands, request, approvals and other communications to be given under this Agreement by either party to the other will be deemed to have been duly given if given in writing and personally delivered, faxed or if sent by mail, registered or certified, postage prepaid with return receipt requested, as follows:

If to the Company:
At the then-current address of the principal office of the Company.

If to Peterson:
At the then-current residence address of Peterson.

Notices delivered personally will be deemed communicated as of actual receipt, notices by fax shall be deemed delivered when such notices are faxed to recipient’s fax number and notices by mail shall be deemed delivered when mailed.

12. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during this Agreement, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically, as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

13. Governing Law. To the extent permitted by applicable law, this Agreement and the rights and obligations of the parties will be governed by and construed and enforced exclusively in accordance with the laws of the State of Arizona and the State of Arizona shall have exclusive jurisdiction regarding any legal actions relating to this Agreement.

14. Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

15. Gender and Number. When the context requires, the gender of all words used herein will include the masculine, feminine and neuter, and the number of all words will include the singular and plural.

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16. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Peterson:

Print Name:

Signature:

Date:

THE COMPANY:

Quepasa Corporation

a Nevada corporation

By:
David Hansen, Vice President

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